Exhibit 99

                        CHORUS COMMUNICATIONS GROUP, LTD.
                          EMPLOYEE STOCK PURCHASE PLAN


                           GENERAL INFORMATION

     Chorus   Communications   Group,   Ltd.  (the   "Company")  has  its
principal executive offices at 8501 Excelsior Drive, Madison, Wisconsin.

     The Company's Employee Stock Purchase Plan (the "Plan") was adopted by the Board of Directors on December 3, 1998. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The Plan provides that eligible employees of the Company and certain designated related companies may purchase shares of Common Stock of the Company through payroll deductions and/or cash payments.

     EMPLOYEE STOCK PURCHASE PLAN

     1. PURPOSE. The Plan provides Eligible Employees of the Company and its Designated Subsidiaries a convenient and economical way to commence or increase their ownership of shares of the Company's Common Stock, and, thereby, to develop a stronger incentive to work for the continued success of the Company and the Designated Subsidiaries. Once such an individual is enrolled as a Participant in the Plan, her/his payroll deductions or cash payments will be used to purchase Common Stock under the terms of the Plan. The Participant pays no brokerage commissions or service charges for purchases under the Plan.

     2. DEFINITIONS. As used herein, the following definitions shall apply:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c) "Committee" shall mean the committee selected by the Board to administer the Plan.

          (d)  "Common   Stock"  shall  mean  the  common  stock  of  the
Company, no par value per share.

          (e) "Compensation" shall mean the total cash remuneration received by an Eligible Employee from the Company or a Subsidiary as salary, wages, commissions or other compensation.

          (f) "Designated Subsidiaries" shall mean Subsidiaries that have been designated by the Board from time to time in its sole discretion as to whose employees are eligible to participate in the Plan.

          (g) "Effective Date" shall mean, the effective date of the registration statement filed with the Securities Exchange Commission.

          (h) "Eligible Employee" shall mean any full or part time employee of the Company or any Designated Subsidiary regularly scheduled to work 20 or more hours per week during the respective Offering Period, who is expected to work a minimum of 20 hours per week more than five (5) months in a calendar year, and who has completed three (3) months of employment with the Company or any of the Designated Subsidiaries at the time of any Common Stock purchase under the Plan. Any employee who after grant of an option under the Plan has more than five percent (5%) of the voting power of the Company or five percent (5%) of the value of all shares of the Company's common stock will not be an Eligible Employee.

          (i) "Enrollment Date" shall mean the first day of each Offering Period.

          (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (k)  "Exercise  Date" shall mean the last day of each  Offering
Period.

          (l) "Fair Market Value" shall mean, as of any Exercise Date, the value of Common Stock as of the Trading Day immediately preceding any Exercise Date determined in the following manners:



               (i)  If the  Common  Stock is  listed  on any  established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities
                    Dealers,        Inc.       Automated        Quotation
                    System ("NASDAQ"), the Fair Market Value shall be the mean between the highest and lowest quoted selling prices of the Common Stock (or the mean of the lowest bid and highest asked prices, if no sales were reported), as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) or system on the date of such determination, as reported in THE WALL STREET JOURNAL or such other source as the Committee deems reliable; or

               (ii) If the Common  Stock is quoted on NASDAQ  (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in THE WALL STREET JOURNAL or such other source as the Committee deems reliable; or

               (iii)In  the  absence  of an  established  market  for the
                    Common   Stock,   its  Fair  Market  Value  shall  be
                    determined in good faith by the Committee.

          (m) "Insider" shall mean any director, officer or principal stockholder as defined under Section 16 of the Exchange Act.
          (n) "Offering Period" shall be a period of approximately three months, commencing on the first Trading Day on or after the first day of each calendar quarter and terminating on the last Trading Day on or prior to the last day of each calendar quarter.
          (o) "Participant" shall mean an Eligible Employee who elects to participate in the Plan.

          (p) "Plan" shall mean this Chorus Communications Group, Ltd. Employee Stock Purchase Plan.

          (q) "Purchase Price" shall mean an amount equal to 100% of the Fair Market Value of one (1) share of Common Stock on the first day of an Offering Period, or such other percentage (which may be no less than 85% and no more than 100%) of such Fair Market Value as may be set by the Board at the beginning of an Offering Period.

          (r) "Stock Subscription Agreement" shall mean the written subscription agreement of an Eligible Employee for the purchase of Common Stock in such form as required by the Committee.

          (s) "Subsidiary" shall mean a corporation, which is a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code or any other entity of which the Company possesses fifty (50%) percent or more of the total combined voting power of all classes of ownership interests in such entity.

          (t) "Trading Day" shall mean a day on which NASDAQ is open for trading.

     3.   SHARES SUBJECT TO THE PLAN.

          (a) The aggregate number of shares of Common Stock, which may be issued pursuant to this Plan, shall not exceed 250,000 shares, subject to adjustment upon changes in capitalization of the Company resulting from a stock split, reverse stock split, stock dividend, or any other increase or decrease in the number of shares of Common Stock without receipt of consideration by the Company. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, then the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable in its sole discretion.

          (b) The Common Stock subject to the Plan may be newly issued shares or reacquired shares purchased by the Company on the open market or otherwise.

     4.   ADMINISTRATION OF THE PLAN.

          (a)  APPOINTMENT   OF   COMMITTEE. The   Board  shall  appoint
the Committee to administer the Plan, which shall consist of no fewer than three(3) persons who may be either members of the Board of Directors or employees of the Company.


          (b)  RULES GOVERNING THE ADMINISTRATION OF THE COMMITTEE.
     The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it has been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

          (c)  AUTHORITY   OF   COMMITTEE.   Subject   to  the   express
provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive. In administering the Plan, the Committee is authorized to:

               (i) determine the Fair Market Value of the Common Stock as appropriate under Section 2(l) above;

               (ii) determine  if the  Company  should  offer  shares  of
                    Common Stock for sale to Eligible Employees during any given Offering Period;

               (iii)accept  or reject for  appropriate  reasons the Stock
                    Subscription   Agreement  tendered  by  any  Eligible
                    Employee during any Offering Period;

               (iv) determine  the  maximum  amount of money  that may be deducted from payroll and/or contributed in cash payments during any Offering Period by all Eligible Employees collectively;

               (v)  designate Eligible Employees;

               (vi) interpret   the  Plan   and   establish   rules   and
                    procedures relating to it; and

               (vii)make   all   other   determinations    necessary   or
                    advisable in order to administer the Plan.

          (d) The Committee shall maintain a written record of their proceedings relating to the administration of the Plan. All decisions or determinations of the Committee shall be made by not less than a majority of its members.

          (e) All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

     5. EFFECTIVE DATE AND DURATION OF PLAN. The Plan shall become effective on the Effective Date. The Plan shall continue in effect from Offering Period to Offering Period, but it may be amended or terminated by the Company at any time.

     6.   PURCHASE OF STOCK.

          (a) All shares sold to an Eligible Employee under the Plan shall be sold at the Purchase Price per share.

          (b) Each Eligible Employee who elects to purchase Common Stock pursuant to this Plan must contribute a minimum of $100 through payroll deductions or cash payments during each Offering Period in which s/he participates.

          (c) Subject to the 10% of compensation and $7,500 limitations as set forth in Section 7(b) below, each Eligible Employee who elects to purchase Common Stock pursuant to this Plan may either
(1) tender a check payable to the Company in an amount not less than $100 at least three business days prior to the Exercise Date, and complete a Stock Subscription Agreement or (2) complete an authorization for a payroll deduction as set forth in Section 7 below.

     7.   PAYROLL DEDUCTIONS.

          (a)  An  Eligible   Employee  may  become  a   Participant   by
completing a Stock Subscription Agreement and an authorization for a payroll deduction on the form provided by the Company and filing it with her/his payroll department on or before the date set therefor by the Committee, which date shall be prior to the Enrollment Date. Payroll deductions for a Participant shall commence on the first payroll following the applicable Enrollment Date when her/his authorization for a payroll deduction becomes effective and shall end on the Exercise Date to which such authorization is applicable.

          (b) At the time a Participant files her/his authorization for payroll deductions, s/he shall elect to have deductions made from her/his pay on each payday during such time s/he is a Participant in an Offering Period in an amount (expressed as a whole number percentage) not exceeding ten percent (10%) of the Compensation which s/he receives on each pay day during the Offering Period; provided, however, that in no event may any Participant have payroll deductions made for any Offering Period or make cash payments which would result in the aggregate amount of such deductions and cash payments for the calendar year containing such Offering Period to exceed $7,500.

          (c) All payroll deductions made for a Participant shall be credited to her/his share purchase account under the Plan and will be withheld in whole percentages only. A Participant making payroll deductions may not make any additional payments into such share purchase account if doing so would exceed the aggregate dollar limitation set forth in subsection (b) above. No interest will be paid on payroll deductions or cash payments credited to, or on deposit in, a Participant's share purchase account.

          (d) (i) Subject to Section 7(d)(ii), a Participant may discontinue her/his participation in the Plan, as provided in Section 13 at any time during the Offering Period. Once an Offering Period has commenced, a Participant may not increase or decrease the rate of her/his payroll deductions for that Offering Period, but may, during that Offering Period, increase or decrease the rate of her/his payroll deductions for the next succeeding Offering Period, by completing or filing with his/her payroll department a new payroll authorization form, at least fifteen (15) business days prior to the end of that Offering Period, authorizing a change in payroll deduction rate. A Participant's Stock

Subscription Agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 13.

               (ii) Sections 7(d)(i) and 13 notwithstanding, the Committee may require that any election by an Insider to make cash contributions or payroll deductions during an Offering Period, or to increase or decrease the rate of such payroll deductions, shall be made pursuant to an irrevocable election at least six (6) months prior to the Exercise Date to which such election relates. For this purpose, the Committee may allow Insiders to make standing elections that will remain in effect for consecutive Offering Periods until revoked or changed by the Insider pursuant to a subsequent six-month advance irrevocable election.

          (e) In accordance with Section 16 below, at the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the Participant must make adequate provisions for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the Participant's Compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee.

     8. GRANT OF OPTION. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be deemed to have been granted an option to purchase on the Exercise Date (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Eligible Employee's payroll deductions and cash contributions accumulated prior to such Exercise Date and retained in the Participant's share purchase account as of the Exercise Date by the applicable Purchase Price; provided, however, that such purchase shall be subject to the limitations set forth in Section 7(b). Exercise of the option shall occur as provided in Section 9, unless the Participant has withdrawn pursuant to Sections 7(d) and 13. The option shall expire on the close of business on the Exercise Date.

     9. EXERCISE OF OPTION. Unless the Participant withdraws from the Plan as provided in and Sections 7(d) and 13, his/her option for the purchase of shares will be exercised automatically on the Exercise Date, and, subject to the limitations set forth in Sections 3(a), 6(c) and 7(b), the maximum number of shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions and/or cash contributions in his/her share purchase account. Fractional shares of Common Stock may be purchased at the discretion of the Committee; if the purchase of fractional shares is not allowed, any balance remaining in the Participant's share purchase account will be carried over to the next Offering Period. No interest will accrue or become payable with respect to any of the payroll deductions or cash payments of the Participant.

     10. STATEMENT OF ACCOUNT. The Company or its agent will provide each Participant with a statement within a reasonable time following the end of each Offering Period that will reflect the number of shares purchased during the most recent Offering Period.

     11.  LEAVE OF ABSENCE.  If  a  Participant   goes  on  a  leave  of
absence, such Participant shall have the right to elect: (a) to withdraw the balance in her/his account pursuant to Section 13, (b) to discontinue contributions to the Plan but remain a Participant in the Plan, or (c) to remain a Participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such Participant are insufficient to meet such Participant's authorized Plan deductions.

          A Participant on leave of absence shall, subject to the election made above, continue to be a Participant in the Plan so long as such Participant is on continuous leave of absence. A Participant who has been on leave of absence for more than 90 days and who therefore is not an Eligible Employee for the purpose of the Plan shall not be entitled to participate in an Offering Period commencing after the 90th day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a Participant on leave of absence returns to regular full time or part time employment with the Company, or its Designated Subsidiaries, at the earlier of: (a) the termination of such leave of absence or (b) three months from the 90th day of such leave of absence, such Participant's participation in the Plan shall terminate on whichever of such dates first occurs.

     12. ISSUANCE; DELIVERY; RESTRICTION. The shares of Common Stock purchased for a Participant on or about the Exercise Date of an Offering Period shall be deemed to have been issued by the Company for all purposes as of the first business day following the Exercise Date. Prior to such date, none of the rights and privileges of a shareholder of the Company shall exist with respect to such Common Stock. Such issuance shall be evidenced in the books of the Company in book entry form. Certificates representing shares of Common Stock acquired under the Plan shall be delivered in accordance with the written direction of a Participant made upon the Company's transfer agent.

     13.  WITHDRAWAL  OF  SHARE  PURCHASE  ACCOUNT. A   Participant  may
withdraw payroll deductions credited to her/his account under the Plan at any time prior to the Exercise Date by giving written notice to her/his payroll department. Such notice shall be effective at the close of four (4) business days after delivery to the Company. All of the Participant's payroll deductions credited to her/his share purchase account will be paid to her/him promptly after receipt of her/his notice of withdrawal, and no further payroll deductions will be made from her/his pay during such Offering Period.

     14.  EFFECT   ON    SUBSEQUENT    PARTICIPATION. A    Participant's
withdrawal from any Offering Period will not have any effect upon her/his eligibility to participate in any succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company.

     15.  TERMINATION    OF    EMPLOYMENT. Upon    termination    of   a
Participant's employment for any reason, or no reason, including retirement (but excluding continuation of a leave of absence for a period beyond 90 days), the Company will deliver to that Participant the money held in his/her share purchase account under the Plan.

     16. TAX CONSIDERATIONS. Payroll deductions under the Plan will be made on an after-tax basis. Participants will not be taxed as a result of participation in the Plan until the time of disposition of shares acquired under the Plan or the death of the Participant, provided the holding periods described below are satisfied. Participants will have a basis in their shares equal to the Purchase Price plus any amount that must be treated as ordinary income at the time of disposition of the shares, as described below. Any additional gain or loss realized on the disposition of shares acquired under the Plan will be capital gain or loss.

          In order for a Participant to receive the favorable tax treatment provided in Section 421(a) of the Code, Section 423(a) requires that the Participant make no disposition of the shares within two years from the date the option was granted or within one year from the date such option was exercised and the shares were transferred to him/her, whichever is later. If a Participant disposes of Common Stock acquired pursuant to this Plan before the expiration of the holding period requirements set forth above, the Participant will realize, at the time of the disposition, ordinary income to the extent the Fair Market Value of the Common Stock on the date the shares were purchased exceeds the Purchase Price. The difference between the Fair Market Value on the date the shares were purchased and the amount realized on disposition is generally treated as long-term or short-term capital gain or loss, depending on the Participant's holding period in the Common Stock. The amount treated as ordinary income may be subject to the income tax withholding requirements of the Code and any applicable state or local taxing jurisdictions and FICA withholding requirements. The Participant will be required to reimburse the Company or the applicable Designated Subsidiary, either directly or through payroll deduction, for all withholding taxes (e.g. federal, state and local income tax, and FICA) the Company or the applicable Designated Subsidiary is required to pay on behalf of the Participant. At the time of the disposition, the Company and any applicable Designated Subsidiary may adopt procedures to assist it in identifying such deductions. A Participant is required to notify the Company of any intention to make an early disposition.

          The  income  tax  laws  are  from  time  to  time   subject  to
legislative changes and new or revised judicial or administrative interpretations. It is important for each Participant to keep a record of all withholdings and cash payments for shares, the number of shares acquired, and the timing of such share purchases. Each Participant is encouraged to periodically review with his/her own tax adviser his or her tax status with respect to participation in the Plan and, prior to disposing of the shares acquired thereunder, to consult a tax adviser as to the income tax consequences of such a disposition.

     17. TRANSFERABILITY OF PARTICIPANT'S RIGHTS. The Participant's rights under the Plan may not be transferred during the life of the Participant and the Participant's option to purchase Common Stock may be exercised only by the Participant during the Participant's life. After a Participant's death, the Participant's rights under the Plan are terminated and his/her share purchase account under the Plan will be repaid in accordance with Section 15.

     18.  GENERAL PROVISIONS.

          (a) NO RIGHT TO EMPLOYMENT. Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Eligible Employee any right to continue in the employ of the Company or any of the Designated Subsidiaries or shall affect the right of management to terminate the employment of any Eligible Employee, with or without cause.

          (b) VOTING RIGHTS. No Participant shall have any interest or voting right in shares covered by her/his option until such option has been exercised.

          (c)  DELIVERY  OF   SHARES. Shares   to  be   delivered  to  a
Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his/her spouse.
The Company shall assume that the shares are to be registered in the name of the Participant alone unless it is notified otherwise prior to the Exercise Date.

          (d) LEGAL RESTRICTIONS. The Company will not be obligated to issue Shares of Common Stock or make any payment if counsel to the Company determines that such issuance or payment would violate any law or regulation of any governmental authority or any agreement between the Company and NASDAQ or any national securities exchange upon which the Common Stock is listed. In connection with any stock issuance or transfer, the person acquiring the shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company regarding such matters as the Company may deem desirable to assure compliance with all legal requirements. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock or other payment by the Company to comply with any law or regulation of any governmental authority.

          (e) CHOICE OF LAW. The place of administration of the Plan shall be within the State of Wisconsin and the validity, interpretation and administration of the Plan and any rules, regulations, determinations or decisions made thereunder and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the internal laws of the State of Wisconsin. Without limiting the generality of the foregoing, the period within which any action in connection with the Plan must be commenced shall be governed by the laws of the State of Wisconsin, without regard to the place where the act or omission complained of took place, the residents of any party to such action or the place where the action may be brought.

          (f) FINANCIAL STATEMENTS. Each year the Plan is in effect, the Company shall deliver a copy of its annual financial statements to each Participant in the Plan.

          (g) TENSE AND GENDER. As used herein, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

          (h) AMENDMENT AND TERMINATION OF THE PLAN. The Board may alter, suspend or discontinue the Plan at any time, and for any reason.

     19. AVAILABLE INFORMATION. The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company may be obtained from the Commission web-site at www.sec.com.

          The Company will provide without charge to each person to whom a copy of this Plan is delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above. Requests for such copies should be directed to Secretary, Chorus Communications Group, Ltd., 8501 Excelsior Drive, Madison, Wisconsin 53717.



          Dated this 11th day of December, 1998.

                              CHORUS COMMUNICATIONS GROUP, LTD.




                              BY:  /s/ DEAN W. VOEKS
                                       Dean W. Voeks, CEO/President